Exhibit 99.1

First Guaranty Announces Second Quarter Earnings for 2008
For Immediate Release
August 13, 2008

Hammond, Louisiana--First Guaranty Bancshares, Inc., an $802.6 million bank holding company, announced second quarter earnings for 2008. Consolidated net income for second quarter 2008 totaled $2.1 million with year-to-date income totaling $4.5 million.  As of June 30, 2008, the year-to-date return on average assets (ROAA) and return on average equity (ROAE) were 1.14% and 13.06% respectively, compared to 1.46% and 17.01% as of June 30, 2007.  For the second quarter 2008, the return on average assets (ROAA) and return on average equity (ROAE) were 1.10% and 12.38% respectively, compared to 1.52% and 17.42% for the second quarter 2007.

First Guaranty Bancshares, Inc. (the “Company”) is a Louisiana corporation. On July 27, 2007, First Guaranty Bancshares, Inc. became the holding company for First Guaranty Bank. First Guaranty Bank (“Bank”) is a state chartered commercial bank with 18 full service banking facilities located in southeast, southwest and north Louisiana. The Bank was organized under Louisiana law under the name Guaranty Bank and Trust Company in 1934 and changed its name to First Guaranty Bank in 1971. Deposits are insured up to the maximum legal limits by the FDIC. The Bank is not a member of the Federal Reserve System. As of December 31, 2007, the Bank was the fifth largest Louisiana-based bank and the fourth largest Louisiana bank not headquartered in New Orleans, as measured by total assets.

For the quarter ending June 30, 2008, First Guaranty Bancshares, Inc. had consolidated net income of $2.1 million, a $0.6 million decrease from the $2.7 million of net income reported for the second quarter of 2007. The largest decrease in income resulted from market pressure placed on our net interest margin with the decline in interest rates. The decrease in interest income is due to the majority of our loan portfolio being tied to prime. We feel on both and interim and long-term basis that maintaining a loan portfolio primarily tied to the prime rate will result in remaining well positioned for the future.

Mr. Michael R. Sharp, President and Chief Executive Officer of the Company, said “We are pleased with the diversification and pricing of our loan portfolio. The return to pre-Katrina normalcy in Southeast Louisiana has been offset by the heightened activity in North Louisiana due to recent developments including the Haynesville Shale discovery and the Air Force’s new Cyber Command Center to be located in Bossier City. We are also witnessing record crop prices in our Southwest Louisiana markets. The state of Louisiana is not enduring the recessionary pressures other areas of the country are experiencing.”

Net interest income for the quarter ended June 30, 2008 was $7.9 million, a decrease of $0.6 million when compared to $8.5 million for the second quarter in 2007. The decrease in net interest income reflected a decrease in net interest spread and net interest margin as the yield on our interest-earning assets decreased more than the cost of our interest-bearing liabilities. Growth in average interest-earning assets was strong when compared to the same quarter last year, primarily in average loans. Average interest-bearing liabilities also increased primarily in average time deposits.

Noninterest income includes deposit service charges, return check charges, bankcard fees, other commissions and fees, gains and/or losses on sales of securities and loans, and various other types of income. Noninterest income for the second quarter 2008 totaled $1.5 million, up $0.4 million when compared to the same period in 2007. This increase in noninterest income resulted from a decrease in losses taken on the sale of securities and from an increase in other noninterest income.

Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, net cost from other real estate and repossessions and other types of expenses. Noninterest expense for the second quarter in 2008 totaled $5.7 million, an increase of $0.6 million from the same period in 2007. The largest increases in noninterest expense were reflected in salaries and employee benefits and in other noninterest expenses. The increase in salaries and employee benefits resulted from normal salary adjustments and an increase in the number of employees in 2008 when compared to 2007 from the completion of the Homestead Bank merger. Other noninterest expense increased $0.4 million for the second quarter 2008 when compared to the same period in 2007, with increases in insurance expenses, advertising costs in an effort to increase our market presence and amortization expense on core deposit intangibles.

Book value per share was $12.30 at June 30, 2008, compared to $11.26 at June 30, 2007. Cash dividends paid was $0.16 per share for the second quarter of 2008 and 2007. Earnings per share were $0.38 for the quarter ending June 30, 2008 and $0.49 for the same period in 2007.

Total assets as of June 30, 2008 were $802.6 million, a decrease of $4.8 million or 0.6% when compared to $807.3 million at December 31, 2007 with decreases in cash and cash equivalents, interest-earning time deposits with banks and investment securities, and an increase in net loans. Cash and cash equivalents decreased by $31.4 million in 2008 due primarily to a decrease in federal funds sold. Investment securities totaled $128.8 million at June 30, 2008, a decrease of $13.2 million when compared to $142.1 million at December 31, 2007. The net loan portfolio at June 30, 2008 totaled $615.8 million, an increase of approximately $46.8 million or 8.2% from the December 31, 2007 level of $569.1 million. Net loans include the allowance for loan losses which totaled $6.4 million for June 30, 2008 an increase of $0.2 million when compared to $6.2 million at December 31, 2007. Total deposits decreased $27.0 million or 3.7% as of June 30, 2008 compared to December 31, 2007. At June 30, 2008, short-term borrowings were $30.3 million reflecting an increase of $19.9 million when compared to December 31, 2007. Long-term borrowings remained flat in 2008 and is comprised solely of the trust preferred debt acquired in the Homestead Bank merger.

Stockholders’ equity ended at $68.4 million at June 30, 2008, an increase of $1.9 million when compared to $66.5 million at December 31, 2007. The increase in equity resulted from 2008 net income of $4.5 million, which was offset by the change in accumulated other comprehensive income of $0.8 million and dividends paid totaling $1.8 million.

Certain statements contained in this report, including without limitation statements including the words “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of federal securities law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Bank to be materially different from any future results, performance or achievements of the Bank expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in the report. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Bank disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact: Michele E. LoBianco at (985) 375-0459

Selected Financial Data
(in millions, except ratios and share data)

	At or For the Quarters Ended
	June 30,
	2008	2007

Quarter End Balance Sheet Data:
Securities	$128.8	$162.9
Federal funds sold	-	1.2
Loans, net of unearned income	622.2	525.5
Allowance for loan losses	6.4	7.0
Total assets	802.6	732.9
Total deposits	696.1	642.3
Borrowings	33.4	22.4
Stockholders' equity	68.4	62.6

Income Data:
Interest income	$11.6	$13.5
Interest expense	3.7	5.0
Net interest income	7.9	8.5
Provision for loan losses	0.5	0.4
Noninterest income	1.5	1.1
Noninterest expense	5.7	5.1
Net income	2.1	2.7

Performance Ratios:
Return on average assets	1.10%	1.52%
Return on average equity	12.38%	17.42%

Per Common Share Data:
Net earnings	$0.38	$0.49
Cash dividends paid	0.16	0.16
Book value	12.30	11.26
Weighted average number of shares outstanding	5,559,644	5,559,644
Number of share outstanding (year end)	5,559,644	5,559,644